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                                   EXHIBIT 99


                           First Franklin Corporation
                    4750 Ashwood Drive Cincinnati, Ohio 45241
                        (513) 469-8000 Fax (513) 469-5360


February 17, 2006
Cincinnati, Ohio

First Franklin Corporation (FFHS) Announces Earnings

First Franklin Corporation (FFHS Nasdaq), the parent of Franklin Savings and Loan Company, Cincinnati, Ohio today announced net income of $270,000 ($0.16 per basic share) for the fourth quarter of 2005 and $1.24 million ($0.75 per basic share) for the year ended December 31, 2005. This compares to earnings of $88,000 ($0.05 per basic share) for the fourth quarter of 2004 and $673,000 ($0.41 per basic share) for the year ended December 31, 2004.

During the second quarter of 2005, Intrieve, Incorporated, the provider of our data processing services, was acquired by Harland Financial Solutions, Inc. Both Franklin Savings and its wholly-owned subsidiary, Madison Service Corporation, had an investment in Intrieve which resulted in an approximate after-tax profit of $427,000 ($0.25 per basic share).

Franklin Savings has eight locations in Greater Cincinnati. The Corporation's common stock is traded on the Nasdaq National Market under the symbol "FFHS".

CONTACT: Thomas H. Siemers
         President and CEO
         (513) 469-8000